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EXHIBIT 10.8

FORM OF CONTINUITY AGREEMENT FOR KEY EMPLOYEES

        This Agreement (the "Agreement") is dated as of                        , 2005 by and between Tronox Incorporated, a Delaware corporation (the "Company"), and                        (the "Executive").

        WHEREAS, the Company's Board of Directors considers the continued services of key executives of the Company to be in the best interests of the Company and its stockholders; and

        WHEREAS, the Company's Board of Directors desires to assure, and has determined that it is appropriate and in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of key executives of the Company to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control of the Company; and

        WHEREAS, the Company's Board of Directors has authorized the Company to enter into continuity agreements with those key executives of the Company and any of its respective subsidiaries (all of such entities, together with the Company, are hereinafter referred to as an "Employer"), such agreements to set forth the severance compensation which the Company agrees under certain circumstances to pay such executives; and

        WHEREAS, the Executive is a key executive of an Employer and has been designated as an executive to be offered such a continuity compensation agreement with the Company.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

        1.    Term.    This Agreement shall become effective on the date the Company first offers shares of its Class A common stock in an initial public offering (the "Effective Date") and remain in effect until the third anniversary thereof; provided, however, that this Agreement shall automatically renew for an additional year on each successive anniversary of the Effective Date, unless an Employer informs the Executive, in writing, at least 180 days prior to the renewal date, that this Agreement shall not be renewed. The foregoing shall constitute the "Term" of this Agreement for purposes hereof.

        2.    Change in Control.    No compensation or other benefit pursuant to Section 4 hereof shall be payable under this Agreement unless and until either (i) a Change in Control of the Company (as hereinafter defined) shall have occurred while the Executive is employed by an Employer and the Executive's employment by an Employer thereafter shall have terminated in accordance with Section 3 hereof or (ii) the Executive's employment by an Employer shall have terminated in accordance with Section 3(a)(ii) hereof prior to the occurrence of the Change in Control. Except as provided in Section 2(e) hereof, for purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if, beginning on the Effective Date and before the end of the Term of this Agreement:

          (a)   any person ("Person") as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities (other than indirectly as a result of the Company's redemption of its securities); or

          (b)   the consummation of any merger or other business combination of the Company, sale of 50% or more of the Company's assets, liquidation or dissolution of the Company or combination of the foregoing transactions (the "Transactions") other than a Transaction immediately following which the shareholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least 60% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser of or successor to the Company's assets; (C) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (D) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be; or

          (c)   within any twenty-four month period, the persons who were directors immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who commenced or threatened to commence an election contest or proxy solicitation by or on behalf of a Person (other than the Board) or who has entered into an agreement to effect a Change in Control or expressed an intention to cause such a Change in Control); or

          (d)   a majority of the members of the Board of Directors in office immediately prior to a proposed transaction determine by a written resolution that such proposed transaction, if taken, will be deemed a Change in Control and such proposed transaction is consummated.

          (e)   The following events shall not constitute a Change in Control under this Agreement and shall not be considered in determining whether a Change in Control has occurred:

            (i)    the sale or purchase of the Company's Class A common stock in connection with the initial public offering of such stock;

            (ii)   the distribution to Kerr-McGee shareholders of the shares of the Company's Class B common stock that Kerr-McGee owns subsequent to the Effective Date;

            (iii)  Kerr-McGee Corporation exchanging shares of the Company's Class B common stock that it owns subsequent to the completion of the initial public offering of such stock with its shareholders in return for shares of Kerr-McGee Corporation;

            (iv)  any event that qualifies as a "change in control" under the terms of any agreement providing for continuity compensation under similar terms and conditions as this Agreement if such agreement was entered into by the Executive and Kerr-McGee Corporation before the Effective Date of this Agreement and remains in effect on the date of the qualifying event; or

            (v)   if the Executive is not a party to an agreement described in Section 2(e)(iv), above, any event that would qualify as a "change in control" under the terms of this Agreement if the term "Kerr-McGee Corporation" were substituted for the term "Company" in Section 2 hereof and this Section 2(e) were disregarded.

        3.    Termination of Employment; Definitions.

          (a)    Termination without Cause by the Company or for Good Reason by the Executive.

            (i)    The Executive shall be entitled to the compensation provided for in Section 4 hereof, if within two years after a Change in Control, the Executive's employment by an Employer shall be terminated (A) by an Employer for any reason other than (I) the Executive's Disability or Retirement, (II) the Executive's death or (III) for Cause, or (B) by the Executive with Good Reason (all terms are as hereinafter defined), unless such termination occurs with the Executive's prior written consent expressly waiving the rights provided hereunder.

            (ii)   In addition, the Executive shall be entitled to the compensation provided for in Section 4 hereof if, (A) in the event that an agreement is signed which, if consummated, would result in a Change of Control and, within 12 months thereafter, the Executive is terminated without Cause by the Company (other than on account of Executive's Death or Disability) or terminates employment with Good Reason prior to the Change in Control, (B) such termination is at the request or instigation of the acquiror or merger partner or otherwise in connection with the anticipated Change in Control, and (C) within said 12 month period, such Change in Control actually occurs.

          (b)    Disability.    For purposes of this Agreement, "Disability" shall mean the Executive's absence from the full-time performance of the Executive's duties (as such duties existed immediately prior to such absence) for 180 consecutive business days, when the Executive is disabled as a result of incapacity due to physical or mental illness.

          (c)    Retirement.    For purposes of this Agreement, "Retirement" shall mean the Executive's voluntary termination of employment pursuant to late, normal or early retirement under a pension plan sponsored by an Employer, as defined in such plan, but only if such retirement occurs prior to a termination by an Employer without Cause or by the Executive for Good Reason.

          (d)    Cause.    For purposes of this Agreement, "Cause" shall mean:

            (i)    the willful and continued failure of the Executive to perform substantially all of his or her duties with an Employer (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to such Executive by the Board of Directors (the "Board") of the Company which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his or her duties;

            (ii)   the willful engaging by the Executive in gross misconduct which is materially and demonstrably injurious to the Company or any Employer; or

            (iii)  the conviction of, or plea of guilty or nolo contendere to, a felony.

          Termination of the Executive for Cause shall be made by delivery to the Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a three-fourths majority of the non-employee Directors of the Company or of the ultimate parent of the entity which caused the Change in Control (if the Company has become a subsidiary) at a meeting of such Directors called and held for such purpose, after 30 days prior written notice to the Executive specifying the basis for such termination and the particulars thereof and a reasonable opportunity for the Executive to cure or otherwise resolve the behavior in question prior to such meeting, finding that in the reasonable judgment of such Directors, the conduct or event set forth in any of clauses (i) through (iii) above has occurred and that such occurrence warrants the Executive's termination.

          (e)    Good Reason.    For purposes of this Agreement, "Good Reason" shall mean the occurrence, within the Term of this Agreement, of any of the following without the Executive's written consent expressly waiving the rights provided hereunder:

            (i)    any material and adverse diminution in the Executive's duties or responsibilities with the Company (or any affiliate thereof) from those in effect immediately prior to the Change in Control;

            (ii)   any reduction in the Executive's annual base salary or any adverse change in bonus opportunity or participation in cash bonus programs in effect immediately prior to the Change in Control;

            (iii)  any requirement that Executive be based at a location more than 35 miles from the location at which the Executive was based immediately prior to the Change in Control (or a substantial increase in the amount of travel Executive is required to do because of a relocation of the executive offices);

            (iv)  any failure by the Company to obtain from any successor to the Company an agreement reasonably satisfactory to the Executive to assume and perform this Agreement, as contemplated by Section 10(a) hereof; or

            (v)   any amendment, reduction or termination of any benefit plan, program or arrangement, which has the effect of causing the Executive to have benefits which are not substantially similar, in the aggregate, to those benefits provided to the Executive immediately prior to the Change in Control.

          Notwithstanding the foregoing, in the event Executive provides the Company with a Notice of Termination (as defined below) referencing this Section 3(e), the Company shall have 30 days thereafter in which to cure or resolve the behavior otherwise constituting Good Reason. Any good faith determination by Executive that Good Reason exists shall be presumed correct and shall be binding upon the Company.

          (f)    Notice of Termination.    Any purported termination of the Executive's employment (other than on account of Executive's death) with an Employer, if such termination occurs after the occurrence of a Change in Control or under circumstances specified under Section 3(a)(ii) above, shall be communicated by a Notice of Termination to the Executive, if such termination is by an Employer, or to an Employer, if such termination is by the Executive. For purposes of this Agreement, "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated. For purposes of this Agreement, no purported termination of Executive's employment with an Employer shall be effective without such a Notice of Termination having been given.

        4.    Compensation Upon Termination After a Change in Control.

        Subject to Section 9 hereof, if within two years of a Change in Control, the Executive's employment by an Employer shall be terminated in accordance with Section 3(a) (the "Termination"), the Executive shall be entitled to the following payments and benefits:

          (a)    Severance.    The Company shall pay or cause to be paid to the Executive a cash severance amount equal to (i) two (2) times the sum of (A) the Executive's annual base salary on the date of the Change in Control (or, if higher, the annual base salary in effect immediately prior to the giving of the Notice of Termination) and (B) the higher of: (x) the average of the actual bonuses earned by the Executive in respect of the three years prior to the year in which the Change in Control occurs under the Company's incentive award program, or (y) the Executive's target bonus for the year of Termination, plus (ii) in lieu of continuation of any of the Executive's perquisites as provided to the Executive prior to the Change in Control (or, if greater, at the time of Termination), a cash payment equal to 7 percent of the Executive's annual base salary as in effect on the date of the Change in Control for each of the two (2) years following the date of Termination. This cash severance amount shall be payable in a lump sum.

          (b)    Additional Payments and Benefits.    The Executive shall also be entitled to:

            (i)    a lump sum cash payment equal to the sum of (A) the Executive's accrued but unpaid annual base salary through the date of Termination, (B) the unpaid portion, if any, of bonuses previously earned by the Executive pursuant to the Company's Executive incentive award program, plus the pro rata portion of the bonus to be paid for the year in which the date of Termination occurs (calculated through the date of Termination), (C) an amount, if any, equal to compensation previously deferred (excluding any qualified plan deferral) and any accrued vacation pay, in each case, in full satisfaction of Executive's rights thereto, and (D) an amount, if any, equal to the value of the number of performance units that the Executive would have earned if the performance period for such performance units had ended on the date of the Change in Control or, if greater, the target number of performance units under the award.

            (ii)   a lump sum cash payment equal to the aggregate sum of (A) additional pension contributions in an amount equal to the Company's contributions under the Company's 401(k) plan, profit sharing or other savings pension plans (or such other qualified and nonqualified defined contribution pension plans as then in effect) for the two (2) year period following the date of Termination (the "Separation Period") (based on assumed rates of Executive's contributions at the level of participation in effect as of the last date Executive was permitted to participate); and (B) the difference between the discounted present value (i.e., lump sum value) of the annuity benefit the Executive is entitled to receive under the Company's qualified and nonqualified defined benefit retirement programs in which the Executive is a participant calculated through the date of Termination and the discounted present value (i.e., lump sum value) of the annuity benefit the Executive would be entitled to receive under such retirement programs calculated after adding an additional five years of credit to age and service up to a maximum of age 65 as if the executive had been paid at the rate used to calculate the payments under Section 4(a), provided that the additional credits added with respect to each retirement program shall not exceed five years when added to any additional credits already provided by the terms of the such programs in respect of the Termination covered hereby.

            (iii)  continued medical, dental, vision, and life insurance coverage (excluding accident, death, and disability insurance) for the Executive and the Executive's eligible dependents or, to the extent such coverage is not commercially available, such other arrangements reasonably acceptable to the Executive, on the same basis as in effect prior to the Change in Control or the Executive's Termination, whichever is deemed to provide for more substantial benefits, for a period ending on the earlier of (A) the end of the Separation Period or (B) the commencement of comparable coverage by the Executive with a subsequent employer;

            (iv)  unless it would adversely affect the Company's ability to use pooling of interest accounting in a Change in Control transaction in which such accounting is intended to be used, immediate 100% vesting of all outstanding stock options, stock appreciation rights and restricted stock granted or issued by any Employer to the extent not previously vested on or following the Change of Control; and

            (v)   all other accrued or vested benefits in accordance with the terms of the applicable plan (with an offset for any amounts paid under Section 4(b)(i)(C), above).

          All lump sum payments under this Section 4 shall be paid within 15 business days after Executive's date of Termination, provided, however, that such payment shall be made 30 days after Termination in the event that the Company requires the Executive to sign a release at the time of Termination. Discounted present value (i.e., lump sum value) for purposes of subsection (ii) above shall be calculated using a discount factor equal to one percentage point below the rate of interest, per annum, publicly announced by The Chase Manhattan Bank, N.A. as its prime rate in effect at its principal office in New York City, and using the actuarial factors set forth in the defined benefit retirement program.

          (c)    Outplacement.    If so requested by the Executive, outplacement services shall be provided by a professional outplacement provider selected by Executive; provided, however, that such outplacement services shall be provided the Executive at an aggregate total cost to the Company of not more than ten (10) percent of such Executive's annual base salary.

          (d)    Withholding.    Payments and benefits provided pursuant to this Section 4 shall be subject to any applicable payroll and other taxes required to be withheld.

        5.    Compensation Upon Termination for Death, Disability or Retirement.

        If an Executive's employment is terminated by reason of Death, Disability or Retirement prior to any other termination, Executive will receive:

          (a)   the sum of (i) Executive's accrued but unpaid salary through the date of Termination, (ii) the pro rata portion of the Executive's target bonus for the year of Executive's Death or Disability (calculated through the date of Termination), and (iii) an amount equal to any compensation previously deferred and any accrued vacation pay; and

          (b)   other accrued or vested benefits in accordance with the terms of the applicable plan (with an offset for any amounts paid under item (a)(iii), above).

        6.    Excess Parachute Payments.

          (a)   (i) If it is determined (as hereafter provided) that any payment or distribution by the Company or any Employer to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Severance Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then the Executive shall receive the greater of (x) the Severance Payment, after payment by the Executive of the Excise Tax imposed on the Severance Payment and (y) the amount of the Severance Payment (calculated on a net after-tax basis) which could be paid to the Executive under Section 280G of the Code without causing any loss of deduction to the Company under such Section (the "Capped Payment").

            (ii)   Subject to the provisions of Section 6(a)(i) hereof, all determinations required to be made under this Section 6, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax, shall be made by the nationally recognized firm of certified public accountants (the "Accounting Firm") used by the Company prior to the Change in Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Executive). The Accounting Firm shall be directed by the Company or the Executive to submit its preliminary determination and detailed supporting calculations to both the Company and the Executive within 15 calendar days after the Termination Date, if applicable, and any other such time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall either (x) make payment of the Severance Payment, less all amounts withheld in respect of the Excise Tax, as required applicable law, or (y) reduce the Severance Payment by the amount which, based on the Accounting Firm's determination and calculations, would provide the Executive with the Capped Payment, and pay to the Executive such reduced amount. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his/her federal, state, local income or other tax return.

            (iii)  The federal, state and local income or other tax returns filed by the Executive (or any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his/her federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment.

        7.    Expenses.    In addition to all other amounts payable to the Executive under this Agreement, the Company shall pay or reimburse the Executive for reasonable legal fees (including without limitation, any and all court costs and reasonable attorneys' fees and expenses) incurred by the Executive in connection with or as a result of any claim, action or proceeding brought by the Company or the Executive with respect to or arising out of this Agreement or any provision hereof; provided, however, that the Company shall have no obligation to pay any such legal fees, if (i) in the case of an action brought by the Executive, the Company is successful in establishing with the court that the Executive's action was frivolous or otherwise without any reasonable legal or factual basis; or (ii) in connection with any such claim, action or proceeding arising out of Section 12 of this Agreement.

        8.    Obligations Absolute; Non-Exclusivity of Rights; Joint Several Liability.

          (a)   The obligations of the Company to make the payments to the Executive, and to make the arrangements, provided for herein shall be absolute and unconditional and shall not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or any third party at any time.

          (b)   Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any other Employer and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any agreements with the Company or any other Employer.

          (c)   Each entity included in the definition of "Employer" and any successors or assigns shall be joint and severally liable with the Company under this Agreement.

        9.    Not an Employment Agreement; Effect On Other Rights.

          (a)   This Agreement is not, and nothing herein shall be deemed to create, a contract of employment between the Executive and the Company. The Company may terminate the employment of the Executive by the Company at any time, subject to the terms of this Agreement and/or any employment agreement or arrangement between the Company and the Executive that may then be in effect.

          (b)   This Agreement supersedes all prior agreements covering change in control or any other subject matter covered by this Agreement and Executive hereby represents that the Executive has no other oral or written representations, understandings or agreements with the Company or any of its officers, directors or representatives covering any such subject matter and agrees that any and all prior written agreements relating to such subject matter shall be terminated effective as of the date of execution of this Agreement and shall be of no further force or effect.

        10.    Successors; Binding Agreement, Assignment.

          (a)   The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business of the Company, by agreement to expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive's employment with the Company or such successor for Good Reason immediately prior to or at any time after such succession. As used in this Agreement, "Company" shall mean (i) the Company as hereinbefore defined, and (ii) any successor to all the stock of the Company or to all or substantially all of the Company's business or assets which executes and delivers an agreement provided for in this Section 10(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, including any parent or subsidiary of such a successor.

          (b)   This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's estate or designated beneficiary. Neither this Agreement nor any right arising hereunder may be assigned or pledged by the Executive.

        11.    Notice.    For purpose of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:

    Tronox Incorporated
    123 Robert S. Kerr Avenue
    P.O. Box 25861
    Oklahoma City, Oklahoma 73125
    Attention: Chief Executive Officer
    (with a copy to General Counsel)

and in the case of the Executive, to the Executive at the address set forth on the execution page at the end hereof.

        Either party may designate a different address by giving notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.

        12.    Confidentiality.

          (a)   The Executive shall retain in confidence any and all confidential information concerning the Company and its respective business which is now known or hereafter becomes known to the Executive, except as otherwise required by law and except information (i) ascertainable or obtained from public information, (ii) received by the Executive at any time after the Executive's employment by the Company shall have terminated, from a third party not employed by or otherwise affiliated with the Company or (iii) which is or becomes known to the public by any means other than a breach of this Section 12. Upon the Termination of employment, the Executive will not take or keep any proprietary or confidential information or documentation belonging to the Company.

          (b)   The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this Section 12 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement during the pendency of any dispute involving such Section and to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Upon the resolution of such dispute, any payments or benefits required by this Agreement which were suspended during the pendency of the dispute shall be paid or provided to the Executive if it is determined that no breach of this Section 12 occurred.

        This paragraph 12 shall survive this Agreement.

        13.    Release.    In the event that the Company requests a release from the Executive, in the form attached hereto as Exhibit A, then as a condition to providing any payments or benefits under this Agreement, the Executive shall deliver such release.

        14.    Miscellaneous.    No provision of this Agreement may be amended, altered, modified, waived or discharged unless such amendment, alteration, modification, waiver or discharge is agreed to in writing signed by the Executive and such officer of the Company as shall be specifically designated by the Committee or by the Board of Directors of the Company. No waiver by either party, at any time, of any breach by the other party of, or of compliance by the other party with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Agreement or any other breach of or failure to comply with the same condition or provision at the same time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

        15.    Severability.    If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party hereto waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

        16.    Governing Law; Venue.    The validity, interpretation, construction and performance of this Agreement shall be governed exclusively by the laws of the State of Delaware without giving effect to its conflict of laws rules. For purposes of jurisdiction and venue, the Company and each Employer hereby consents to jurisdiction and venue in any suit, action or proceeding with respect to this Agreement in any court of competent jurisdiction in the state in which Executive resides at the commencement of such suit, action or proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper.

        17.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TRONOX INCORPORATED.
By:

Exhibit A

RELEASE

        [                        ] ("Executive"), for and in consideration of the payments and benefits that Executive shall receive under this Agreement, hereby executes the following General Release ("Release") and agrees as follows:

        1.     Executive, on behalf of Executive, Executive's agents, assignees, attorneys, successors, assigns, heirs and executors, to, and Executive does hereby fully and completely forever release the Company and its affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, Executives, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the "Releasees"), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which Executive or Executive's heirs, executors, administrators, successors and assigns ever had, now have or may have against the Releasees or any of them, in law, admiralty or equity, whether known or unknown to Executive, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Release is signed by Executive, including, without limitation, in connection with or in relationship to Executive's employment or other service relationship with the Company or its affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its respective affiliates; provided that such released claims shall not include any claims to enforce Executive's rights under, or with respect to, this Release (such released claims are collectively referred to herein as the "Released Claims").

        2.     Notwithstanding the generality of clause (1) above, the Released Claims include, without limitation, (a) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (b) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule, regulation or under the common law, including compensatory damages, punitive damages, attorney's fees, costs, expenses and all claims for any other type of damage or relief.

        3.     This means that, by signing this Release, the Executive shall have waived any right to which the Executive may have had to bring a lawsuit or make any claim against the Releasees based on any acts or omissions of the releasees up to the date of the signing of this Release.

        4.     Executive represents that he has read carefully and fully understands the terms of this Release, and that Executive has been advised to consult with an attorney and have had the opportunity to consult with an attorney prior to signing this Release. Executive acknowledges that he is executing this Release voluntarily and knowingly and that he has not relied on any representations, promises or agreements of any kind made to Executive in connection with Executive's decision to accept the terms of this Release, other than those set forth in this Release. Executive acknowledges that Executive has been given at least twenty-one (21) days to consider whether Executive wants to sign this Release and that the Age Discrimination in Employment Act gives Executive the right to revoke this Release within seven (7) days after it is signed, and Executive understands that he will not receive any payments due him under this Release until such seven (7) day revocation period (the "Revocation Period") has passed and then, only if Executive has not revoked this Release. To the extent Executive has executed this Release within less than twenty-one (21) days after its delivery to Executive, Executive hereby acknowledges that his decision to execute this Release prior to the expiration of such twenty-one (21) day period was entirely voluntary.

TRONOX INCORPORATED
Executive	Title: Name:

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  EXHIBIT 10.8